April 2011 Pricing Sheet No. 26 dated April 5, 2011 relating to Preliminary Terms No. 26 dated March 18, 2011 Registration Statement No. 333-169119 Dated April 5, 2011 Filed pursuant to Rule 433

INTEREST RATE STRUCTURED INVESTMENTS

Capped Floored Callable Fixed-To-Floating Rate Notes due April 8, 2026
Based on 3-Month USD LIBOR

Subject to early redemption and as further described below, interest will accrue and be payable on the notes quarterly, in arrears, at a rate of (i) Year 1: 5.00% per annum, (ii) Years 2-5: at a variable rate equal to 3-Month USD LIBOR plus 1.50%, subject to a minimum interest rate of 3.00% per annum and a maximum interest rate of 5.00% per annum, (iii) Years 6-10: at a variable rate equal to 3-Month USD LIBOR plus 2.50%, subject to a minimum interest rate of 3.00% per annum and a maximum interest rate of 6.00% per annum and (iv) Years 11-15: at a variable rate equal to 3-Month USD LIBOR plus 3.50%, subject to a minimum interest rate of 3.00% per annum and a maximum interest rate of 8.00% per annum. All payments on the notes, including the repayment of principal, are subject to the creditworthiness of Barclays Bank PLC.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Principal Amount:	$5,383,000
Issue Price:	$1,000 per note (see “Commissions and Issue Price” below)
Original Trade Date:	April 5, 2011
Original issue date:	April 8, 2011
Maturity Date:	April 8, 2026, subject to Redemption at the Option of the Company (as set forth below).
Interest Rate Type:	Regular Floating Rate
Day Count Convention:	30/360
Reference Asset/Reference Rate:	LIBOR (Designated LIBOR Page: Reuters: LIBOR01)
Index Maturity:	3 months
Interest Rate:	For each Interest Period commencing on or after the Original Issue Date, to but excluding April 8, 2012: the Initial Interest Rate

For each Interest Period commencing on or after April 8, 2012, the interest rate per annum will be equal to the Reference Rate plus applicable Spread, subject to the Minimum Interest Rate and applicable Maximum Interest Rate as set forth below.

Initial Interest Rate:	5.00%

Spread:	For Interest Periods commencing on or after	Spread
	April 8, 2012	1.50%
	April 8, 2016	2.50%
	April 8, 2021	3.50%

Maximum Interest Rate:	From and including April 8, 2012, to but excluding April 8, 2016:	5.00% per annum

	From and including April 8, 2016, to but excluding April 8, 2021:	6.00% per annum

	From and including April 8, 2021, to but excluding the Maturity Date:	8.00% per annum.

Minimum Interest Rate:	From and including April 8, 2012, to but excluding the Maturity Date:	3.00% per annum.
Business Day:	New York; London.
Business Day Convention:	Following, Unadjusted
Interest Payment Dates:

☐ Monthly,          ☒ Quarterly,          ☐ Semi-Annually,          ☐ Annually,

payable in arrears on the 8th day of each January, April, July and October, commencing on July 8, 2011 and ending on the Maturity Date or the Early Redemption Date, if applicable.

Interest Period:

The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date (or the Early Redemption Date).

Interest Reset Dates:	For each Interest Period commencing on or after April 8, 2012, the first day of such period.
Interest Determination Dates:	Two London Business Days prior to the relevant Interest Reset Date.
Redemption at the Option of the Company:

We may redeem your Notes, in whole or in part, at the Redemption Price set forth below, on any Interest Payment Date beginning on April 8, 2012, provided we give at least five business days’ prior written notice to the trustee. If we exercise our redemption option, the Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.

Redemption Price:

If we exercise our redemption option, you will receive on the Early Redemption Date 100% of the principal amount of the Notes, together with any accrued and unpaid interest to but excluding the Early Redemption Date (subject to the creditworthiness of the Issuer).

Settlement:	DTC; Book-entry; Transferable.
Denominations:	Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.
CUSIP:	06738KEY3
ISIN:	US06738KEY38
Listing:	We do not intend to list the Notes on any U.S. securities exchange or quotation system.
Calculation Agent:	Barclays Bank PLC

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	2.25%	97.75%
Total	$5,383,000	$121,117.50	$5,261,882.50

(1)

Barclays Capital Inc. will receive commissions from the Issuer equal to 2.25% of the principal amount of the notes, or $22.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers including Morgan Stanley Smith Barney LLC.

You should read this document together with the preliminary terms describing the offering, the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below before you make an investment decision.

Preliminary Terms No. 26 dated March 18, 2011;
Prospectus dated August 31, 2010; and
Prospectus Supplement dated August 31, 2010

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated March 16, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Barclays Capital Inc.